UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 16, 2007

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

702 North Franklin Street, Tampa Florida	33602
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01: Other Events

During a scheduled mediation on February 16, 2007, the company reached an agreement in principle to settle the shareholder securities class action lawsuit (“class action suit”) and, at the same time, the company’s officers and directors reached a similar agreement to settle the shareholder derivative lawsuit (“derivative suit”) pending in the Federal District Court in Tampa, Florida and the Florida State Circuit Court for the 13th Circuit in Tampa, respectively, both relating to merchant power activities during 2001 and 2002. The settlement in the class action suit will resolve all claims against the company and the two individual defendants, including the one remaining category of claims that was not dismissed by the federal court’s order issued on October 10, 2006 in response to the company’s motion to dismiss. The settlement in the derivative suit will also resolve all claims against the directors and officers. Under the terms of the settlements, the company’s primary insurance carrier will pay the settlement amount of $17.35 million to completely resolve the class action suit. In the derivative suit, the company will institute certain corporate governance changes along with those previously instituted since the pendency of the suit and the company’s insurance carrier will pay the plaintiff’s attorney’s fees in the amount of $400,000. All defendants in both cases will receive releases of all claims, and both lawsuits will be dismissed with prejudice. The settlement is subject to various conditions, including the execution of definitive agreements and releases, approval by the applicable federal or state court and the appropriate shareholder notices.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 22, 2007	TECO ENERGY, INC.
(Registrant)

/s/ G. L. GILLETTE
G. L. GILLETTE
Executive Vice President and Chief Financial Officer (Principal Financial Officer)